U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Filed pursuant to Section 13 or 15(d)

Of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 30, 2005

BIOVEST INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-11480	41-1412084
(Commission File Number)	(I.R.S. Employer Identification Number)

377 Plantation Street

Worcester MA 01605

(Address of Principal Executive Office) (Zip Code)

508-793-0001

(Registrant’s Telephone Number, Including Area Code)

8500 Evergreen Blvd. NW

Minneapolis, MN 55433

(Former Name or Former address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Amendments to Convertible Notes

On September 30, 2005, Biovest International, Inc. (“Biovest”) entered into agreements with fourteen holders of outstanding Secured Convertible Promissory Notes issued by Biovest (the “Notes”) providing for the modification of the terms of their respective Notes. These fourteen holders collectively represent $5.0 million of the total $5.4 million in aggregate principal and accrued but unpaid interest under the Notes outstanding as of September 30, 2005. Under the modifications to the Notes, the fourteen noteholders agreed that their Notes, including interest thereunder, will automatically convert into Biovest common stock on the earlier of (i) December 1, 2005 or (ii) 30-days after an initial public offering by Accentia Biopharmaceuticals, Inc., which holds 81% of the outstanding common stock of Biovest. However, this automatic conversion will be conditioned on the continued quotation of Biovest’s common stock on the OTC Bulletin Board as of the date of conversion and on the failure of the noteholder to convert his or her respective Note into Accentia common stock prior to the automatic conversion date. The Notes held by these fourteen noteholders are currently convertible into either Biovest common stock or Accentia common stock, at the option of the holder. Also as a part of these modifications to these Notes, certain noteholders agreed to increase the conversion price of their respective Notes.

Immediately prior to above-described note modifications, approximately 12.4 million shares of Biovest common stock were issuable pursuant to the conversion of Biovest’s Notes. Immediately after these amendments, approximately 7.7 million shares of Biovest common stock are issuable upon the conversion of such Notes as of September 30, 2005, not taking into account Notes as to which the holders thereof have already elected to convert into Accentia common stock.

Warrant Exercise Agreements

Also on September 30, 2005, Biovest entered into agreements with thirteen holders of warrants to purchase Biovest common stock, which agreements provided for the immediate cashless exercise of such warrants. Prior to these agreements, these warrants were not exercisable on a cashless basis.

As a result of these agreements, the number of shares issued upon the exercise of these warrants was 4.2 million shares of Biovest common stock, and the consideration paid for such shares was the relinquishment of warrants to purchase an aggregate of 4.4 million Biovest common shares. Immediately prior to the agreements, the warrants represented the right to purchase an aggregate of 8.6 million shares for an aggregate exercise price of $4.9 million. The number of shares issuable upon the cashless exercises was based on a formula that represented an approximate discount of fifteen percent below the mathematical calculation for a normal cashless exercise.

The issuance of the shares pursuant to these agreements was made in reliance on the exemption set forth in Section 4(2) of the Securities Exchange Act of 1933. In addition, in connection with the foregoing transaction, one shareholder has waived and canceled all of his outstanding Biovest stock options, totaling 1,040,000 shares.

Exercise of First Right of Refusal by Accentia

In addition to the foregoing, on September 30, 2005, we received notice from our parent company, Accentia Biopharmaceuticals, Inc. (“Accentia”) of its exercise of Accentia’s First Right of Refusal pursuant to the First Right of Refusal Agreement dated June 16, 2003 (the “FRR Agreement”), pursuant to the Accentia Investment Agreement (the “Investment Agreement”), as amended. This First Right of Refusal was triggered by the cashless exercises of warrants on September 30, 2005 described above. The FRR Agreement allows Accentia to elect to purchase sufficient shares of our common stock to maintain its 81% ownership upon the occurrence of an issuance of shares to a third party during the term of the FRR Agreement.

The exercise of the first right of refusal by Accentia under the Investment Agreement provides for the issuance to Accentia of such number of shares of Biovest common stock as is necessary to provide that Accentia will continue to hold 81% of the outstanding common stock of Biovest. Accordingly, the exercise of the first right of refusal has resulted in the issuance of 17,902,062 shares of Biovest common stock to Accentia. The consideration to be paid by Accentia for these additional shares in the aggregate will be equal to the aggregate amount paid by the warant holders for the shares received upon the above-described cashless warrant exercises. The shares issued to Accentia pursuant to the first right of refusal were issued in reliance on the exemption set forth in Section 4(2) of the Securities Exchange Act of 1933.

Item 3.02. Unregistered Sales of Equity Securities.

Reference is hereby made to the information set forth under the captions entitled “Warrant Exercise Agreements” and “Exercise of Right of First Refusal by Accentia”, as set forth in Item 1.01 above.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits.

Not applicable

Not applicable

Not applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BIOVEST INTERNATIONAL, INC.
(Registrant)

Date: October 6, 2005	/s/ James A. McNulty
James A. McNulty, CPA
Chief Financial Officer